Exhibit 8.1
Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

* Associated Firm

** In cooperation with

Trench, Rossi e Watanabe

Advogados

September 23, 2019

Natura &Co. Holding S.A.

Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A

Parque Anhanguera

São Paulo, São Paulo

05106-000, Brazil

RE:	Agreement and Plan of Mergers Among Natura &Co. Holding
S.A., Nectarine Merger Sub I, Inc., Nectarine Merger Sub II,
Inc., and Avon Products, Inc.

Ladies and Gentlemen:

We have acted as U.S. counsel for Natura &Co. Holdings S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (the “Company”), in connection with the Agreement and Plan of Merger dated as of May 22, 2019 (the “Agreement”), among Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (“Natura Cosméticos”), Nectarine Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Natura &Co Holding (“Merger Sub I”), Nectarine Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub I (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Avon Products, Inc., a New York corporation (“Avon”). Pursuant to the Agreement, (i) the Company will, after the completion of certain restructuring steps, hold all issued and outstanding shares of Natura Cosméticos, (ii) Merger Sub II will merge with and into Avon, with Avon surviving the merger and (iii) Merger Sub I will merge with and into Natura &Co Holding, with Natura &Co Holding surviving the merger and as a result of which each of Avon and Natura Cosméticos will become a wholly owned direct subsidiary of Natura &Co Holding (collectively, the “Transaction”) on the terms and conditions set forth therein.

For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto. This opinion is being delivered in connection with the filing of the registration statement on Form F-4 (Registration No. 333-            ) (as amended, the

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

“Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Transaction and to which this opinion appears as an exhibit.

We have examined (i) the Agreement, (ii) the Registration Statement, and (iii) the representation letter of the Company delivered to us for purposes of this opinion (the “Representation Letter”). In addition, we have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Transaction will be effected in accordance with the Agreement, (ii) the statements concerning the Transaction set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, (iii) the representations made by the Company in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time and (iv) any representations made in the Agreement or the Representation Letter “to the knowledge of”, or based on the belief of the Company, Natura Cosméticos, the Merger Subs, or Avon or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the Transaction is consummated in a manner that is different from the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Proxy Statement/Prospectus, we hereby state that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Considerations” is our opinion. We express our opinion herein only as to those matters specifically set forth in the discussion contained in the Proxy Statement/Prospectus under the caption

September 23, 2019	2

“Material U.S. Federal Income Tax Considerations” and no opinion should be inferred as to the tax consequences of the Transaction under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, to the references to our firm name therein, and to the discussion of our opinion in the Proxy Statement/Prospectus.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

September 23, 2019	3